SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 7, 2005

Date of Report (Date of earliest event reported)

SIRENZA MICRODEVICES, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-30615	77-0073042
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

303 S. TECHNOLOGY COURT, BROOMFIELD, CO 80021

(Address of principal executive offices, including zip code)

(303) 327-3030

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On July 7, 2005, Sirenza Microdevices, Inc. (the "Company") announced that Charles R. Bland has been named as its chief financial officer. Mr. Bland replaces Thomas J. Scannell, who has resigned as chief financial officer effective immediately to return to California to attend to personal and other business opportunities. Mr. Scannell will continue with Sirenza as a special assistant to the CEO during the third fiscal quarter to facilitate the transfer of responsibilities to Mr. Bland.

Also on July 7, 2005, the Company appointed Mr. Scannell as Special Assistant to the CEO on an at-will basis at his pre-existing salary of $225,000 annually. This assignment is expected to extend through September 30, 2005, at which point Mr. Scannell's resignation as special assistant to the CEO will become effective.

Item 1.02                                             Termination of a Material Definitive Agreement.

Mr. Scannell and the Company are parties to an Executive Employment Agreement effective August 1, 2003, which provides for a two-year employment relationship and sets forth the base salary, bonus opportunity, options, benefits and the responsibilities of Mr. Scannell's position in effect at the time of execution of the agreement. The agreement provides for automatic renewal for successive one-year terms unless either party provides notice of termination 60 days prior to the end of the existing term. Either the Company or Mr. Scannell may terminate the employment relationship for any or no reason upon at least 30 days' prior notice to the other party. However, if during the term of the agreement, Mr. Scannell is terminated other than for "cause" or he resigns his employment with "good reason" (as such terms are defined in his agreement), Mr. Scannell is entitled to continue to receive severance benefits equal to his base salary then in effect for a period of eighteen months, and 50% of all unvested options will immediately accelerate and vest.

Mr. Scannell has agreed that these severance provisions do not apply to his resignation. The Company anticipates that this employment agreement will terminate prior to its stated term and without any material early termination penalties when Mr. Scannell's resignation as special assistant to the CEO takes effect on September 30, 2005. The disclosure in Item 1.01 of this current report is incorporated herein by this reference.

Item 5.02                                             Departure of Director or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)                                 Departure of Chief Financial Officer.

On July 7, 2005, Thomas J. Scannell submitted his resignation as chief financial officer of the Company in order to relocate to California to attend to personal and other business opportunities.  Mr. Scannell's resignation was effective immediately.

(c)                                  Appointment of New Chief Financial Officer.

Effective July 7, 2005 Charles R. Bland, 56, was appointed as the Company's new chief financial officer, replacing Thomas J. Scannell.  Prior to and ending with his appointment as the Company's chief financial officer, Mr. Bland had served as the Company's chief operating officer since May 2003. Prior to joining the Company, Mr. Bland served as the president and chief executive officer of Vari-L Company, Inc. since May 2001. From June 2000 until he joined Vari-L, he served as the president of Growzone, Inc., a software company focused on the horticultural industry, and from June 1999 until June 2000, he was the president of AmericasDoctors.com, an Internet health care content site. From 1998 to 1999, Mr. Bland was the chief operating officer at Quark Incorporated, provider of shrink wrap and client server software for the publishing industry. For the previous 24 years, Mr. Bland worked in positions of increasing responsibility with Owens Corning Fiberglas, a high performance glass composites and building materials company, with his final assignment being President, Africa/Latin American Operations. Mr. Bland received his B.S., Accounting and Finance, degree from Ohio State University and his M.B.A. from the Sloan School, Massachusetts Institute of Technology.

In connection with his hiring as chief operating officer in 2003, the Company entered into an employment agreement with Mr. Bland that provided for, among other terms, an at-will employment relationship at an annual salary of $250,000 and a maximum bonus opportunity of 50% of such salary. The agreement also provided for six months' severance at the base salary then in effect in certain circumstances, but this term lapsed in December 2004 and is no longer in effect. The terms of Mr. Bland's employment as the Company's chief financial officer are still being discussed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRENZA MICRODEVICES, INC.

By: /s/ Clay B. Simpson

Clay B. Simpson

Vice President, General Counsel and Secretary

  Date:  July 7, 2005